   As filed with the Securities and Exchange Commission on July 3, 2000
                                                     Registration No. 333-34114
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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                               ----------------
                                 PEOPLEPC INC.
            (Exact name of Registrant as specified in its charter)

            Delaware                          443120                        13-4048510
  (State or other jurisdiction
               of                  (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)       Classification Number)           Identification No.)

                                    100 Pine Street, Suite 1100
                                  San Francisco, California 94111
                                          (415) 732-4400

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------
                                  Nick Grouf
                            Chief Executive Officer
                                 PeoplePC Inc.
                          100 Pine Street, Suite 1100
                        San Francisco, California 94111
                                (415) 732-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  Copies to:

               Larry Sonsini                                     Frank Golay
              Mark Bertelsen                                 Sullivan & Cromwell
                Neil Wolff                                 1888 Century Park East
     Wilson Sonsini Goodrich & Rosati                   Los Angeles, California 90067
            650 Page Mill Road                                 (310) 712-6600
        Palo Alto, California 94304
              (650) 493-9300

                               ----------------
       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                               ----------------
  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------
  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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


                             EXPLANATORY NOTE

  This Amendment incorporates by reference Amendment No. 1 to Form S-1, Registration No. 333-34114. This Amendment is being filed solely to file
Exhibit 10.9, Master Services and Supply Agreement, dated as of April 4, 2000, between PeoplePC and Ford Motor Company.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth all expenses to be paid by PeoplePC, other than the underwriting discounts and commissions payable by PeoplePC in connection with the sale of the common stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                                     Amount to
                                                                      be Paid
                                                                     ----------
   SEC Registration fee............................................. $   34,004
   NASD filing fee..................................................     13,380
   Nasdaq National Market listing fee...............................     95,000
   Blue sky qualification fees and expenses.........................     20,000
   Printing and engraving expenses..................................    250,000
   Legal fees and expenses..........................................    600,000
   Accounting fees and expenses.....................................    400,000
   Transfer agent and registrar fees................................     25,000
   Miscellaneous expenses...........................................    112,616
                                                                     ----------
     Total.......................................................... $1,550,000
                                                                     ==========

---------------------
*To be supplied by amendment.

Item 14. Indemnification of Officers and Directors

  Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. PeoplePC's Certificate of Incorporation and Bylaws provide that PeoplePC shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, PeoplePC intends to enter into separate indemnification agreements with its directors, officers and certain employees which would require PeoplePC, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). PeoplePC also intends to maintain director and officer liability insurance, if available on reasonable terms.

  These indemnification provisions and the indemnification agreement to be entered into between PeoplePC and its officers and directors may be sufficiently broad to permit indemnification of PeoplePC's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

  PeoplePC intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures PeoplePC's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

  The underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of PeoplePC and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities

  . In March 1999, PeoplePC sold a total of 31,440,000 shares of common stock at a price of $0.00025 per share to 3 investors, consisting of Nick Grouf, Max Metral and David Waxman. The aggregate purchase price of the sold securities was $7,860. The shares of common stock are not convertible into any other security of PeoplePC. These shares were exempt from registration under section 4(2) of the Securities Act.

  . In May 1999, PeoplePC sold a total of 24,000,000 shares of Series A preferred stock at a price of $0.125 per share to 15 investors. The aggregate purchase price of the sold securities was $3,000,000. Each share of Series A preferred stock is convertible into one share of common stock at the option of the holder, and will automatically convert into common stock at the consummation of PeoplePC's initial public offering. These shares were exempt from registration under Rule 506 of the Securities Act since the sale was to 15 accredited investors, as defined in Rule 501 of the Securities Act.

  . In September 1999, PeoplePC entered into a convertible note agreement with SOFTBANK Capital Partners LP. Pursuant to this note financing PeoplePC borrowed an aggregate amount of $10,000,000 at 7% annual interest accruing as of October 30, 1999. In October 1999, this note along with accrued interest converted according to its terms into 4,587,156 shares of Series B preferred stock. Each share of Series B preferred stock is convertible into one share of common stock. The note financing was exempt from registration under Rule 506 of the Securities Act since the sale was to an accredited investor, as defined in Rule 501 of the Securities Act.

  . In October 1999, PeoplePC sold a total of 29,816,514 shares of Series B preferred stock at a price of $2.18 per share to 10 investors. The aggregate purchase price of the sold securities was $65,000,000. Each share of Series B preferred stock is convertible into one share of common stock at the option of the holder, and will automatically convert into common stock at the consummation of PeoplePC's initial public offering. These shares were exempt from registration under Rule 506 of the Securities Act since the sale was to 10 accredited investors, as defined in Rule 501 of the Securities Act.

  . In January 2000, PeoplePC entered into an agreement with Delta Air Lines, Inc. in which PeoplePC agreed to provide up to 75,000 eligible Delta employees with its products and services. As an inducement to enter into this agreement, PeoplePC issued to Delta a warrant to purchase 500,000 shares of its common stock at an exercise price of $6.225 per share. The warrant expires on the earlier of January 2003 or six months from the date of this offering. The warrant is exempt from registration under Rule 506 of the Securities Act since the sale was to an accredited investor, as defined in Rule 501 of the Securities Act.

  . In April 2000, PeoplePC sold a total of 9,468,252 shares of Series C preferred stock at a price of $5.246 per share to 26 investors. The aggregate purchase price of the sold securities was $49,670,449. Each share of Series C preferred stock is convertible into one share of common stock at the option of the holder, and will automatically convert into common stock at the consummation of PeoplePC's initial public offering. Simultaneously with the closing of the Series C financing, Ford received the right to purchase 1,905,000 shares of common stock in a private placement effected at the closing of this offering at the same price per share as this offering. If Ford exercises this right in full, Ford will also receive a warrant to purchase 2,857,000 shares of common stock exercisable at the same price per share as this offering at any time for a period of 200 days following the date of this offering. These securities were exempt from registration under Rule 506 of the Securities Act since the sale was to 26 accredited investors, as defined in Rule 501 of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

 Exhibits

 Exhibit
  Number                         Description of Document
 -------                         -----------------------
  1.1*    Form of Underwriting Agreement

  3.1+    Amended and Restated Certificate of Incorporation of PeoplePC

  3.2*    Form of Amended and Restated Certificate of Incorporation of PeoplePC
           to be filed immediately after the closing of the offering

  3.3+    Amended and Restated Bylaws of PeoplePC

  4.1*    Specimen Common Stock Certificate

  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

 10.1+    1999 Stock Plan and forms of agreements thereunder

 10.2+    2000 Stock Plan

 10.3+    2000 Employee Stock Purchase Plan

 10.4+**  Sales Finance Agreement, dated as of February 29, 2000, between
           PeoplePC and MBNA America Bank, N.A.

 10.5+    Form of Indemnification Agreement

 10.6+    Office Lease, dated as of June 3, 1999, between PeoplePC and Pine
           Street Investors, L.L.C.

 10.7+    First Amendment to Office Lease, dated as of January 14, 2000, between PeoplePC and Pine Street Investors, L.L.C.

 10.8+    Amended and Restated Investor Rights Agreement, dated April 5, 2000

 10.9**   Master Services and Supply Agreement, dated as of April 4, 2000, between PeoplePC and Ford Motor Company

 10.10+** Corporate Customer Agreement, dated January 31, 2000, between
           PeoplePC and Delta Air Lines, Inc.

 10.11+   Convertible Note, dated September 30, 1999, issued by PeoplePC to
           SOFTBANK Capital Partners, L.P.

 10.12+   Loan Agreement, dated September 30, 1999, between PeoplePC and
           SOFTBANK Capital Partners, L.P.

 10.13+** Internet Resale Agreement, dated August 1, 1999, between PeoplePC and
           Ingram Micro, Inc.

 10.14+** Letter of Understanding, dated April 20, 2000, between PeoplePC and
           Ingram Micro, Inc.

 10.15+** Letter of Understanding, dated June 1, 2000, between PeoplePC and
           Ingram Micro, Inc.

 23.1+    Consent of PricewaterhouseCoopers LLP

 23.2*    Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1)

 24.1     Power of Attorney (see signature page)

 27.1+    Financial Data Schedule

---------------------
*  To be filed by amendment.
+  Previously filed.
** Confidential treatment requested.

 Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, County of San Francisco, State of California, on the 3rd day of July 2000.

                                          PEOPLEPC

                                                     /s/ Nick Grouf
                                          By: _________________________________
                                                         Nick Grouf
                                                  Chief Executive Officer
                                               (Principal Executive Officer)

  Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                         Title                Date
              ---------                         -----                ----


          /s/ Nick Grouf              Chairman of the Board,     July 3, 2000
 ____________________________________  Chief Executive Officer
              Nick Grouf               and Director (Principal
                                       Executive Officer)

        /s/ John W. Adams             Vice President and Chief   July 3, 2000
 ____________________________________  Financial Officer
            John W. Adams              (Principal Financial
                                       and Accounting Officer)

      /s/ Ronald D. Fisher*           Director                   July 3, 2000
 ____________________________________
           Ronald D. Fisher

        /s/ John Sculley*             Director                   July 3, 2000
 ____________________________________
             John Sculley

       /s/ Bradley A. Feld*           Director                   July 3, 2000
 ____________________________________
           Bradley A. Feld

      /s/ Michael J. Price*           Director                   July 3, 2000
 ____________________________________
           Michael J. Price

       /s/ Glen Kohl
*By: __________________________
           Glen Kohl
        Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit
  Number                         Description of Document
 -------                         -----------------------
  1.1*    Form of Underwriting Agreement

  3.1+    Amended and Restated Certificate of Incorporation of PeoplePC

  3.2*    Form of Amended and Restated Certificate of Incorporation of PeoplePC
           to be filed immediately after the closing of the offering

  3.3+    Amended and Restated Bylaws of PeoplePC

  4.1*    Specimen Common Stock Certificate

  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

 10.1+    1999 Stock Plan and forms of agreements thereunder

 10.2+    2000 Stock Plan

 10.3+    2000 Employee Stock Purchase Plan

 10.4+**  Sales Finance Agreement, dated as of February 29, 2000, between
           PeoplePC and MBNA America Bank, N.A.

 10.5+    Form of Indemnification Agreement

 10.6+    Office Lease, dated as of June 3, 1999, between PeoplePC and Pine
           Street Investors, L.L.C.

 10.7+    First Amendment to Office Lease, dated as of January 14, 2000, between PeoplePC and Pine Street Investors, L.L.C.

 10.8+    Amended and Restated Investor Rights Agreement, dated April 5, 2000

 10.9**   Master Services and Supply Agreement, dated as of April 4, 2000, between PeoplePC and Ford Motor Company

 10.10+** Corporate Customer Agreement, dated January 31, 2000, between
           PeoplePC and Delta Air Lines, Inc.

 10.11+   Convertible Note, dated September 30, 1999, issued by PeoplePC to
           SOFTBANK Capital Partners, L.P.

 10.12+   Loan Agreement, dated September 30, 1999, between PeoplePC and
           SOFTBANK Capital Partners, L.P.

 10.13+** Internet Resale Agreement, dated August 1, 1999, between PeoplePC and
           Ingram Micro, Inc.

 10.14+** Letter of Understanding, dated April 20, 2000, between PeoplePC and
           Ingram Micro, Inc.

 10.15+** Letter of Understanding, dated June 1, 2000, between PeoplePC and
           Ingram Micro, Inc.

 23.1+    Consent of PricewaterhouseCoopers LLP

 23.2*    Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1)

 24.1     Power of Attorney (see signature page)

 27.1+    Financial Data Schedule

---------------------
*  To be filed by amendment.
+  Previously filed.
** Confidential treatment requested.